Exhibit 10.4

Ubiquity International LLC, Marketing and Distribution Agreement

This agreement is made and entered into effect as of the date the last party hereto signs as shown on the signature page and is by and between Ubiquity International (UI) and Odyssey Group International (OGI), in Anaheim, CA, the distributor of UI Line of nutraceutical and functional food formulations.

1.     Sale

UI hereby sells to OGI and OGI hereby purchases from UI.

2.     Quality and Test

The product shall be without defect in material or workmanship. UI shall manufacture products and oversee the selection of outside product sources to assure GMP guidelines were applicable to ensure the quality of the product.

OGI has thirty (30) days after the receipt of any order to notify UI of any product nonconformity. Failure to notify UI during this time interval shall result in the product to be deemed without defect and acceptable to the OGI.

If OGI notifies UI within the period specified above, UI shall immediately investigate the claim and if the product is found to be nonconforming, UI shall rework or replace the defective product.

OFI shall not subject any of the products to environmental stresses or extreme temperature conditions in storage. The recommended temperature during transport and storage is between 20-26 Celsius. Violation of any of these requirements for storage and transport of he products by OGI that subsequently results in a claim of defective products shall release UI from any obligations to rework or replace the damaged products involved.

3.     Product Formulas

The product formulas are proprietary to OGI but the mixing knowhow and Blending process are the property of UI. UI agrees not to sell or reveal these Processes to any other party other than OGI during the term of this agreement. UI shall not reverse compile, reverse assemble, disassemble or attempt in any manner to change, in whole or in part, any of the formulas. UI shall provide OGI any required modifications that UI makes to any formula during the period that such formula is being manufactured by UI.

4.     Product Price and Payment Terms

(a) Effective on 1/31/2014, pricing shall be as follows in the Exhibit A. The current price shall be reviewed in 6 months and renegotiated if necessary to reflect labor and raw material changes. Parties agree to mutually negotiate, in good faith, prices based on quantities and currency changes.

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(b) All future orders are payable on an 50% upon receiving the PO (purchase order) and the remaining 50% upon delivery, such percentages are subject to change based on volumes and currency fluctuations. This takes place after the initial purchase order placed on 1-31-14 is implemented. For any amount not paid when due, OGI shall pay UI interest on that amount at the rate of 18 percent per annum from the due date thereof until it is paid in full.

5.     Ordering Procedure and Lead Time

Purchases and sales of the products between OGI and UI under this agreement shall be made by means of written purchase orders submitted by OGI to UI, specifying, among other things, the number of units of each product ordered under each purchase order, and the desired date and place of delivery. The production lead-time shall be 6-8 weeks from receipt of the P.O. assuming that UI has access to the required packaging components 2 weeks prior to the due date. It is the responsibility of both parties to confirm receipt of the purchase order and agree on the delivery date within 3 days of receiving PO. If OGI does not receive an acknowledgment then it is to be assumed that they Receive by date is accepted. if a product is not going to be ready on the agreed upon date, UI agrees to inform OGI at lease one week prior, so necessary arrangements can be made.

6.     Minimum Order Quantity Requirement

After the initial order for StemFit Active, UI required OGI to make its minimum order quantity of 10,000 units per each product.

7.     Exclusivity

(a)	UI agrees that OGI is the exclusive sales channel for the StemFit Active product and that UI will not sell nor distribute any similar product. Such exclusivity will remain during term of this contract and the exclusivity will survive the termination for a period of six months.
(b)	Exclusivity is retained by OGI based on OGI’s ability to purchase annually a minimum of 15% increase of the previous year’s quantify each and every year this contract is in effect.

8.     Delivery

UI shall safely package the product for shipment in appropriate cartons approved by OGI. US agrees that every box shall have a label adhered that specifies Product name, lot #, PO#, qty, and date. Shipments shall be handled by OGI and UI shall make the necessary arrangements to accommodate the shipments.

UI shall not be responsible for the cost of transporting the product to the OGI’s warehouse. OGI shall assume ownership and bear the risks of damage to and loss or destruction of the product during shipping of the product by the carrier and thereafter.

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At or prior to the delivery of each log of product to OGI, UI shall provide OGI with commercial invoice and packing list for the product. The packing list shall identify the items in each box.

9.     Assistance

(a)	The information regarding the use of the product, marketing materials and sales support shall be responsibility of OGI.
(b)	UI shall also provide Buyer with documentation for the transportation, regulation (such as FDA, storage, maintenance and general formulation of the product.

10.    Additional Cost for service

UI has the right to charge additional fees for services other than specified above.

11.    Term of contract

This agreement shall be effective for a period of 2 years, at which time the agreement may be re-evaluated and renewed by mutual agreement of the parties hereto. (Both parties reserve the right to determine whether to renew the agreement or not renew the agreement.) During the term of this contract UI agrees to continue to supply OGI with its products under the business procedures and practices described in this contract.

This Agreement may be terminated by either party upon sixty (60) days written notice to the other party. Notwithstanding the preceding obligations of the parties shall continue hereunder with respect to the acceptance of payment of any product ordered by OGI and the production of the product by OGI prior to any such termination.

12.    Payment

Payment is to be made to a bank appointed by UI

Name:	Ubiquity International, LLC2 657 Windmill Pkway#252 Henderson, NV 89074 Account No.: 1080010307 ABA: 091916721 Minnwest Bank - Eagan, MN 55121

13. Representations and Warranties

UI makes representations and warrants that all products produced by UI will conform to Good Manufacturing Practices as designated by the FDA. Additionally, UI makes representation and warrants that all ingredients are Generally Accepted as Safe or have passed acceptable safety studies and standards.

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14.    Entire Agreement

This agreement contains the entire agreement and understanding between UI and OGI relating to the subject matter hereof, and it supersedes any other agreement, understanding, material or brochure, whether written or oral. It also contractually binds OGI to full commitment and payment for P.O. #001 dated Jan 31, 2014.

IN WITNESS WHEREOF, The parties hereto have executed this agreement as of the effective date.

Ubiquity International LLC (UI)

By: /s/ Chris Morris

Chris Morris

Managing Member

Date: 2/1/2014

Odyssey Group Intl (OGI)

By: /s/ Thomas Lee

Thomas Lee

Co-CFO

Date: 1/31/2014

This Agreement is null and void unless signed dated and received by Ubiquity International, LLC; a Nevada company organized and existing under laws of U.S.A. and having its principal office at Henderson NV 89074 (hereinafter referred to as “UI”), within thirty (30) days as of the date of the first party hereto signs as shown on the signature page.

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